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ZipRealty, Inc. Announces Record Second Quarter 2005 Results
Quarterly Revenue Increases 58% Year-Over-Year
to $25.8 million
Emeryville, Calif. — August 3, 2005 — ZipRealty Inc. (Nasdaq: ZIPR) today announced financial results for its second quarter ended June 30, 2005. For the quarter, net revenues were $25.8 million, a 58% increase from the $16.3 million generated in the second quarter of 2004.
The net loss for the second quarter, including a $4.1 million one-time charge relating to the pending settlement of a threatened class action lawsuit, was $0.9 million, resulting in a GAAP loss of $0.05 per diluted share. Proforma net income, excluding the effect of the non-recurring settlement charge, was $3.1 million or $0.12 per diluted share, a significant increase over the $1.2 million or $0.00 per diluted share generated in the year-ago period. Management believes that pro forma net income for the quarter provides useful information for investors because it excludes the impact of a one-time charge and is thus more readily comparable to earlier periods.
Eric Danziger, Chief Executive Officer of ZipRealty, commented, “We believe our record operating performance in the second quarter is a result of increased market penetration by our growing ZipAgent force, efficient lead management, increasing visibility and strength of our brand and the Company’s highly scalable business model. With our busy season in full swing, we believe ZipRealty is well positioned to continue its profitable growth and benefit from further penetration in existing and new markets.”
Management also announced today that it has reached an agreement in principle to settle a previously disclosed, threatened class action lawsuit related to expense allowance policies in the state of California. The one-time charge, incurred in the second quarter, totaled $4.1 million. The agreement is subject to the execution of a definitive settlement agreement and court approval. Under the final terms of that agreement, the Company expects to be released from any further liability related to the issue.
ZipRealty announced the following achievements for the second quarter of fiscal 2005:
•	At quarter end, the Company employed 1,235 ZipAgents, up from 983 at the end of the first quarter and up 72% from 717 at the end of the second quarter of fiscal 2004.

•	Total value of real estate transactions closed increased approximately 60% to $1.24 billion in the second quarter of 2005 from $770 million in the second quarter of 2004.

•	Number of transactions closed during the second quarter of 2005 increased 54% to 3,375 versus 2,192 in the second quarter of 2004.

•	Average net revenue per transaction increased to $7,475 in the second quarter of 2005, compared to $7,391 in the first quarter of 2005 and $7,255 in the second quarter of 2004.

•	The Company’s satisfaction rating for overall service was 95% during the second quarter of 2005.
Mr. Danziger continued, “The second quarter also was one of tremendous accomplishment for ZipRealty as we launched Las Vegas operations in May, which was our first new market entry in five years. Las Vegas is ramping towards profitability quicker than expected, and we are also encouraged by our initial performance in Houston, the fourth largest city in the country, which we just officially launched in July. Additionally, we are pleased to announce that Miami, Florida will be our third new market for the year, opening in the fourth quarter. We believe its size and market characteristics make it a natural fit for our customer-centric approach. While not having a material influence on our results yet, these exciting new markets represent the next logical step in establishing a truly national brand while further diversifying our revenue base and helping drive future top-line growth.”
Balance Sheet & Liquidity
As of June 30, 2005, the Company had approximately $86.8 million of cash, cash equivalents and short-term investments, and no long-term debt.
Financial Guidance
Based on current trends, the Company expects revenues to be between $97 and $102 million for fiscal 2005. The Company expects 2005 GAAP net income per diluted shares to be $0.22 to $0.26. Excluding the one-time charge associated with the lawsuit settlement, the Company expects 2005 proforma net income per diluted share to be $0.38 to $0.42, consistent with previous guidance. Management believes that pro forma net income per diluted share for the year provides useful information for investors because it excludes the impact of a one-time charge and is thus more readily comparable to earlier periods and to previous guidance. Diluted shares outstanding are expected to average approximately 26.1 million for the year.
For the third quarter of 2005, the Company expects revenues to be between $27 and $29 million. Reported net income per diluted share is expected to be between $0.12 and $0.14.
Conference Call Details
A conference call to discuss fiscal second quarter financial results will be webcast live on Wednesday, August 3, 2005 at approximately 5:00pm Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing (877) 502-9272. A replay of the conference call is available through August 10, 2005 by dialing (888) 203-1112, password 4474175.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 14 major metropolitan areas in ten states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
 This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding future profitability, growth and penetration of new and existing markets, statements regarding the Company’s pending settlement of a lawsuit and the terms of that settlement, statements under “Financial Guidance” concerning expected revenues and earnings per share and assumed diluted shares outstanding for the year ending December 31, 2005 and the quarter ending September 30, 2005, statements concerning plans to expand into Miami, Florida, and statements by Eric Danziger regarding future performance in Miami, revenue diversification, top-line growth and national brand growth. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the newness of the Company’s business model, the Company’s limited operating history and only recent profitability, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, seasonality, competition, economic events or trends in housing prices, interest rates, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the final outcome of class action litigation pending against the Company and the pending settlement thereof, the Company’s ability to estimate the financial impact of expensing option grants, geographic concentration, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.
Statements of Operations Data
(In thousands, except per share and other operating data amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net transaction revenues	$25,228	$15,902	$42,546	$26,562
Referral and other revenues	529	368	1,029	608

Net revenues	25,757	16,270	43,575	27,170

Operating expenses
Cost of revenues	13,820	8,709	23,883	14,803
Product development	610	549	1,203	996
Marketing and business development	3,285	2,203	6,091	3,863
General and administrative	5,458	3,593	9,696	6,382
Stock-based compensation	36	48	71	85
Litigation	4,164	—	4,164	—

Total operating expenses	27,373	15,102	45,108	26,129

Income (loss) from operations	(1,616)	1,168	(1,533)	1,041

Other income (expense):
Interest income	652	20	1,252	37
Other income (expense), net	(1)	(1)	(3)	(6)

Total other income (expense), net	651	19	1,249	31

Income (loss) before income taxes	(965)	1,187	(284)	1,072

Provision (benefit) for income taxes	(19)	30	—	30

Net income (loss)	$(946)	$1,157	$(284)	$1,042

Net income (loss) per share:
Basic	$(0.05)	$—	$(0.01)	$—
Diluted	$(0.05)	$—	$(0.01)	$—
Weighted average common shares outstanding:
Basic	20,005	1,499	20,001	1,484
Diluted	20,005	1,499	20,001	1,484

Other operating data
Number of ZipAgents at beginning of period	983	547	914	440
Number of ZipAgents at end of period	1,235	717	1,235	717

Total value of real estate transactions closed during period (in millions)	$1,236	$770	$2,068	$1,302

Number of transactions closed during period (1)	3,375	2,192	5,718	3,792

Average net revenue per transaction during period (2)	$7,475	$7,255	$7,441	$7,005

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma net income and pro forma net income per share
Pro forma net income and pro forma net income per share have been computed to give effect to excluding the one-time charge related to the pending settlement of the threatened litigation. Management believes that pro forma net income provides useful information to investors because it excludes the impact of a one-time charge and is thus more readily comparable to earlier periods.

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005

Net loss as reported	$(946)	$(284)
Add: Litigation	4,164	4,164
Deduct: Provision for income taxes	(112)	(112)

Pro forma net income	$3,106	$3,768

Pro forma net income per share:
Basic	$0.16	$0.19
Diluted	$0.12	$0.15

Pro forma weighted average common shares outstanding:
Basic	20,005	20,001
Diluted	25,436	25,626

ZipRealty, Inc.
Balance Sheets
(in thousands)

	June 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$5,269	$11,525
Short-term investments	81,495	71,972
Accounts receivable, net of allowance	2,261	1,089
Prepaid expenses and other current assets	2,331	2,102

Total current assets	91,356	86,688

Restricted cash	190	190
Property and equipment, net	1,976	1,236
Other assets	12	12

Total assets	$93,534	$88,126

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,171	$1,478
Accrued expenses	10,155	4,287

Total current liabilities	11,326	5,765

Other long-term liabilities	61	90

Total liabilities	11,387	5,855

Stockholders’ equity
Common stock: 20,162 and 19,880 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	20	20
Additional paid-in capital	129,058	128,555
Common stock warrants	6,148	6,369
Deferred stock-based compensation	(324)	(438)
Accumulated other comprehensive income (loss)	(341)	(105)
Accumulated deficit	(52,414)	(52,130)

Total stockholders’ equity	82,147	82,271

Total liabilities and stockholders’ equity	$93,534	$88,126